EXHIBIT 11



                          FIRST KEYSTONE CORPORATION
                   COMPUTATION OF EARNINGS PER COMMON SHARE

                           Year Ended December 31,



(Dollars in Thousands)
                                          1997         1996        1995

Primary
 Net Income                            $   4,660   $   4,130   $   3,486
  Shares <F1>
   Weighted average number of
     common shares outstanding         2,933,727   2,933,727   2,933,727
   Adjustments - increases or
     decreases                              None        None        None
   Weighted average number of
     common shares outstanding
     as adjusted                       2,933,727   2,933,727   2,933,727


   Basic earnings per common
     share                             $    1.59   $    1.41    $    1.19


 Assuming full dilution
  Net Income                           $   4,660   $   4,130   $   3,486

   Shares <F1>
    Weighted average number of
      common shares outstanding        2,933,727   2,933,727   2,933,727
    Adjustments - increases or
      decreases                             None        None        None
    Weighted average number of
      common shares outstanding
      as adjusted                      2,933,727   2,933,727   2,933,727


    Earnings per common share
      assuming full dilution           $    1.59   $    1.41    $    1.19



<F1>
See Notes 1 to the consolidated financial statements appearing on page 8 more fully described in the Corporation's Annual Report to Shareholders for the year ended December 31, 1997, which page is included in Exhibit 13 hereto.



                                       21

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                                                      EXHIBIT 11

SUMMARY OF SELECTED FINANCIAL DATA


(Amounts in thousands,
  except per share)      1997       1996       1995       1994       1993


SUMMARY OF OPERATIONS
Interest income       $ 19,345    $ 17,786   $ 16,637  $ 13,731   $ 13,734
Interest expense         9,381       8,667      8,271     6,353      6,519
 Net interest
   income                9,964       9,119      8,366     7,378      7,215
Provision for loan
   losses                  325         517        372        31        518
Investment securities
   gains (losses)           68         (38)         5       180         70
Net income            $  4,660    $  4,130   $  3,486  $  3,115   $  3,101



PER COMMON SHARE <F1>
Net income            $   1.59    $   1.41   $   1.19  $   1.07   $   1.07
Cash dividends             .47         .39        .33       .31        .26



BALANCE SHEET DATA
Assets                $267,399    $242,557   $226,033  $206,864   $201,270
Investment securities   98,459     101,225     88,125    79,946     86,054
Net loans              149,780     130,994    126,046   116,383    106,500
Deposits               217,647     198,546    187,320   172,280    165,731
Stockholders' equity    31,818      27,473     25,399    20,788     18,577



PERFORMANCE RATIOS
Return on average
   assets                1.83%       1.75%      1.58%     1.54%      1.58%
Return on average
   equity               15.92%      15.98%     15.24%    15.34%     17.56%
Dividend payout ratio   29.76%      27.56%     27.36%    28.55%     24.79%
Average equity to
   average assets
   ratio                11.49%      11.05%     10.36%    10.05%      9.02%


<F1>
Reflects adjustment for stock dividends more fully described in Note 1.


2                      First Keystone Corporation

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